                                                          Exhibit 4.2

                         THE ADVEST GROUP, INC.
                             EQUITY PLAN

     The Advest Group, Inc. hereby amends and restates The Advest Group, Inc. Equity Plan, effective June 3, 1999 for a select group of top performing account executives and key employees. The purpose of the Plan is to further the long term growth in earnings of the Company by offering incentives to select Employees to compensate them for their contributions to the Company's growth and profits, to encourage their ownership of the Company's stock, and to encourage them to remain in the employ of the Company.


                               ARTICLE I
                              DEFINITIONS

     When used herein, each of the following terms shall have the corresponding meaning set forth below unless a different meaning is plainly required by the context in which a term is used.

     Section 1.1. "Affiliate" means the Company's present or future parent corporation, each of the present or future subsidiaries of the Company, and any subsidiaries of the present or future parent of the Company in which the parent holds a controlling interest.

     Section 1.2. "Beneficiary" means any person (including, but not limited to, a Participant's estate) designated by a Participant on a form provided or approved by the Committee to receive any Stock or Options to which such Participant shall be entitled upon such Participant's death in accordance with the terms of the Plan. No designation of Beneficiary shall be effective until filed with the Committee. If more than one Beneficiary shall be designated, the Beneficiaries shall share equally in any rights or interests of the Participant under the Plan. If a Participant shall fail to file a valid designation form, or if all persons designated on the designation form shall have predeceased the Participant, the Company shall distribute all of the Participant's Stock and Options to which he shall have been entitled upon his death to such Participant's estate.

     Section 1.3. "Board of Directors" means the Board of Directors of the Company or the Executive Committee of such Board.

The Advest Group, Inc. Equity Plan                              Page 2

     Section 1.4. "Cause" shall be deemed to include any act of dishonesty or fraud, gross negligence, gross insubordination or willful or reckless conduct detrimental to the business of the Company or an Affiliate.

     Section 1.5. "Change of Control" means a transfer or sale of substantially all of the assets of the Company or merger or consolidation of the Company into or with any other corporation or entity that occurs after the Effective Date, provided either (a) the other corporation or entity is engaged in the retail securities brokerage business at the date of the transaction and such transaction results in the Company not surviving such merger or consolidation or
(b) a substantial change in the senior management of the Company occurs within six months as a result of the transaction.

     Section 1.6.  "Code" means the Internal Revenue Code of 1986, as amended.

     Section 1.7. "Committee" means an administrative committee designated to administer this Plan in accordance with Article XI.

     Section 1.8. "Company" means The Advest Group, Inc. and any successor thereto by merger, consolidation, purchase or otherwise.

     Section 1.9. "Compensation" means the amount of earnings due to the Participant for the Deferral Period as defined by the Company. Compensation shall include amounts contributed to a Participant's account established under the Company's or an Affiliate's 401(k) plan or The Advest Group, Inc.'s Deferred Compensation Savings and Investment Plan, or any successor plan(s).

     Section 1.10. "Deferral Period" means the period beginning on January 1, 1999 and ending on the earliest of: (a) the termination of a Participant's employment with the Company or an Affiliate, (b) the termination of the Plan in accordance with Article X, or (c) December 31, 1999. In the event that this Plan is extended for additional years under Section 9.3, "Deferral Period" for purposes of those additional years shall mean the period beginning on the first day of such year and ending on the earliest of: (a) the termination of a Participant's employment with the Company or an Affiliate, (b) the termination of the Plan in accordance with Article IX, or (c) the last day of such year.

     Section 1.11. "Deferred Amount" or "Amount Deferred" means that portion of a Participant's Compensation a Participant has elected to receive in the form of Units in accordance with Section 3.1.

     Section 1.12. "Employee" means any person who is a common-law employee of the Company or an Affiliate.

     Section 1.13. "Executive Officer" means any person who is an "executive officer" for purposes of Section 16 of the 1934 Act.

     Section 1.14. "Options" means non-qualified stock options to purchase shares of Stock that are not incentive stock options under Section 422 of the Code and that are received as a part of a Unit by Participants with Deferred Amounts.

     Section 1.15.  "Participant" means an Employee participating in the Plan as

The Advest Group, Inc. Equity Plan                              Page 3

provided in Articles II or VII.

     Section 1.16. "Permanent Disability" means a mental or physical condition which renders a Participant permanently unable or incompetent to engage in any substantial gainful activity.

     Section 1.17. "Plan" means "The Advest Group, Inc. Equity Plan". The Plan offered during calendar 1999 may sometimes be referred to as "The Advest Group, Inc. 1999 Equity Plan," and, in the event that this Plan is extended for additional years under Section 10.3, the Plan offered during those additional years may be referred to in a corresponding manner.

     Section 1.18. "Restricted Stock" means shares of Stock subject to the restrictions set forth in Article IV that are received as part of a Unit by Participants with Deferred Amounts.

     Section 1.19.	"Retirement" means the date a Participant retires after
attaining the age of fifty-five.

     Section 1.20.  "Stock" means the common stock of the Company.

     Section 1.21. "Unit" means a grouping consisting of one share of Restricted Stock and one Option.

     Section 1.22. "Unit Price" means the amount of Compensation a Participant must elect to forego receiving in cash in order to receive a Unit under the Plan. Such price shall be the closing price per share of the Stock portion of the Unit on the Composite Tape of the New York Stock Exchange on the day the Unit is acquired.


                                ARTICLE II
                                ELIGIBILITY

     Section 2.1. Participants. An Employee eligible to become a Participant in this Plan for the Deferral Period is any Employee who:

        (a) is an account executive, other than an account executive in the first 36 months of a recruitment loan program (measured as of the first day of the Deferral Period), who is a member of the Chairman's Council, the Advisory Council, the President's Council, or the Associates' Council by the standards the Company has set based upon levels of achievement with respect to the last complete fiscal year commencing prior to such Deferral Period; or

        (b) is a an Executive Officer or another key employee designated by the Chief Executive Officer of the Company on a list provided by the Chief Executive Officer to the Committee before the first day of the Deferral Period as eligible to participate in the Plan ("Key Employees").

The Advest Group, Inc. Equity Plan                              Page 4

     Section 2.2. Duration of Participation. A Participant shall cease to be a Participant on the earliest of: (a) the date all restrictions with respect to Stock purchased hereunder lapse and all Options purchased hereunder have terminated, (b) the date such Stock and Options are forfeited in accordance with
Section 4.3, Section 5.5 or Article VII, or (c) the date the Plan is terminated in accordance with Article X.

     Section 2.3. Reemployment. Reemployment of a former Participant by the Company or an Affiliate shall not entitle such individual to become a Participant in the Plan unless the individual again becomes a Participant in accordance with Section 2.1, and reemployment of a former Participant by the Company or an Affiliate shall not result in the restoration of any Stock or Options previously forfeited by such Participant.


                                  ARTICLE III
                                   DEFERRAL

     Section 3.1.  Amount Deferred.  During the Deferral Period:

        (a) A Participant who is a member of the Chairman's Council may elect to receive a minimum of 2.5% and a maximum of 10% of his or her Compensation in the form of Units.

        (b) A Participant who is (I) a member of the Advisory Council, (ii) a member of the President's Council, or (iii) an Executive Officer or other Key Employee who had total compensation of $125,000 or more during the calendar year immediately preceding the Deferral Period, may elect to receive a minimum of 2.5% and a maximum of 7.5% of his or her Compensation in the form of Units.

        (c)  A Participant who is (I) a member of the Associates' Council, or
        (ii) a Key Employee other than one described in paragraph (b) above, may elect to receive a minimum of 1.5% and a maximum of 5% of his or her Compensation in the form of Units.

        (d)  In addition to the percentage elections set forth above in clause
        (b) or (c), whichever may be applicable, a salaried Key Employee who elects at least the minimum level of investment may also elect to receive a greater percentage, up to a maximum aggregate of 100%, of his or her Compensation above base salary in the form of Units, provided that at no time may the amount of Compensation received in the form of Units exceed the maximum permitted percentages of Compensation specified in clause (b) or (c) above, whichever may be applicable.

     Notwithstanding the foregoing, no Participant may elect to receive during the Deferral Period Units with an aggregate Unit Price in excess of $50,000, and no further Units shall be acquired for Participants under the Plan if such acquisition would cause the aggregate number of Units sold to exceed 400,000.

The Advest Group, Inc. Equity Plan                              Page 5

If, based upon Participant elections, the Committee anticipates at the commencement of the Deferral Period that these aggregate limit is likely to be exceeded, the Committee may reduce the maximum percentage investments in a manner it determines to be equitable to all participants. Participants will be notified of any reduction applicable to them by the end of the first month of the Deferral Period.

     Section 3.2.  Receipt of Units.  Amounts deferred hereunder shall be
withheld from a Participant's paycheck in periodic installments.   On the last
business day of each month, the total of a Participant's Deferred Amounts under
Section 3.1 shall be applied to acquire Units for such Participant at the then Unit Price. No interest or other earnings shall accrue on amounts deferred prior to acquisition of Units. Fractional units may be acquired by a Participant; provided, that the Committee may establish procedures to eliminate any fractional holdings of Units held on behalf of Participants as of the last day of the Deferral Period in a manner equitable to all Participants.

     Section 3.3. Stock Subject to Purchase. Shares of Stock subject to purchase hereunder shall be previously issued shares reacquired by the Company (including any shares forfeited under this Plan).


                                    ARTICLE IV
                      RESTRICTED STOCK RECEIVED AS PART OF UNITS

     Section 4.1. Stock. All shares of Restricted Stock shall be held in the name of The Advest Group, Inc. as escrow agent for Participants. Shares of restricted stock purchased by executive officers under the 1995, 1996, 1997 and 1998 Executive Officer Restricted Stock and Stock Option Agreements shall be deemed granted pursuant to this Article IV, and such shares shall be subject to the terms and conditions of this Plan.

     Section 4.2. Restrictions. The shares of Restricted Stock purchased hereunder shall be subject to the following restrictions and conditions:

        (a) Subject to the provisions of the Plan and the Restricted Stock Agreements, during the period commencing on the date of the acquisition of any shares of Restricted Stock hereunder and terminating on the fourth anniversary of the first day of the Deferral Period (together with any extensions of such period approved as provided herein) (the "Restriction Period"), a Participant shall not be permitted to sell, transfer, pledge or assign shares of Restricted Stock acquired under the Plan. One year extensions of the Restriction Period for Restricted Stock purchased hereunder will be made at a Participant's election, which election must be in writing on a form provided by the Committee and must be made no later than one year before the Restriction Period would otherwise terminate; provided, however, that the Committee may at any time determine that no additional extensions of Restriction Periods will be effective.

        (b) A Participant shall have the right to direct the vote of such Participant's shares of Restricted Stock during the Restriction Period,

The Advest Group, Inc. Equity Plan                              Page 6

      in accordance with Section 4.4. A Participant shall have the right to receive any regular dividends on such shares of Restricted Stock. The Committee shall in its sole discretion determine a Participant's rights with respect to extraordinary dividends on the shares of Restricted Stock.

        (c) Shares of Restricted Stock shall be transferred to a Participant's brokerage account with Advest, Inc. within a reasonable time after, and only after, the Restriction Period shall expire (or such earlier time as the restrictions may lapse in accordance with Section 4.2(a) or Section 4.3) without forfeiture in respect of such shares of Restricted Stock.

     Section 4.3.  Termination of Employment.  Subject to the provisions of
Section 4.2(a), the following provisions shall apply to a Participant's shares of Restricted Stock prior to the end of the Restriction Period (including extensions):

        (a) Upon a Participant's death, Permanent Disability, Retirement with the written consent of the President or the Chief Executive Officer of the Company or the Affiliate by which the Participant is employed, voluntary termination of employment more than nine months after a Change of Control, or involuntary termination of employment (other than a termination for Cause), the restrictions on such Participant's Restricted Stock shall immediately lapse, and such shares shall be delivered to the Participant or the Participant's designated Beneficiary, as the case may be, within a reasonable time after the occurrence of any such event.

        (b) Upon a Participant's Retirement without the written consent of the President or the Chief Executive Officer of the Company or the Affiliate by which the Participant is employed or voluntary termination of employment within nine months of a Change of Control, the Participant shall forfeit all of such Participant's shares of Restricted Stock and receive in return, without interest, a cash payment equal to (I) the lesser of: (1) the aggregate Unit Price for such Restricted Stock, and
      (2) the closing price per share of Stock on the Composite Tape of the New York Stock Exchange on the Participant's date of termination or Retirement, multiplied by (ii) the number of shares of Restricted Stock owned by the Participant.

        (c) If a Participant voluntarily terminates employment (other than as set forth in subsections (a) or (b) of this Section 4.3), is involuntarily terminated for Cause, or retires prior to attaining the age of fifty-five, such Participant shall forfeit such Participant's Restricted Stock.

     Section 4.4. Voting Rights. During the Restriction Period the shares of Restricted Stock shall be voted by the Chairman of the Committee, and the Chairman shall vote such shares in accordance with instructions received from Participants. Shares as to which no instructions are received shall be voted by the Chairman proportionately in accordance with instructions received from Participants in the Plan.

The Advest Group, Inc. Equity Plan                              Page 7

                                  ARTICLE V
                         OPTIONS RECEIVED AS PART OF UNITS

     Section 5.1.  Issuance.

        (a) Except with respect to Executive Officers, options received as part of a Unit shall be issued to the Participant (or the Participant's designated Beneficiary in accordance with Section 5.5(c) below) on the first July 1st and January 1st following commencement of the Deferral Period, in each case with an exercise price per share equal to the closing price per share on the Composite Tape of the New York Stock Exchange on the last business day prior to the issuance of the Options and covering the purchase of a number of shares of Stock equal to the number of shares of Restricted Stock acquired by the Participant during the period from January 1st to June 30 (in the case of the July 1st grant) or July 1st to December 31st (in the case of the January 1st grant). Options granted to Participants other than Executive Officers shall be subject to the terms and conditions specified in Section 5.2 to 5.5 below.

        (b) For Executive Officers, options received as part of a Unit shall be issued to the Participant (or the Participant's designated Beneficiary in accordance with Section 5.5(c) below) promptly following the end of the Deferral Period under The Advest Group, Inc. 1993 Stock Option Plan at an exercise price per share equal to the closing price per share on the Composite Tape of the New York Stock Exchange on the date of the issuance of the Options and covering the purchase of a number of shares of Stock equal to the number of shares of Restricted Stock acquired by the Participant during the Deferral Period. Options granted to Participants who are Executive Officers shall be subject to the terms and conditions of the 1993 Stock Option Plan and, to the extent consistent with the 1993 Stock Option Plan, to the terms and conditions specified in Section 5.2 to
      5.5 below.

     Section 5.2. Stock Option Certificate. Recipients of Options shall receive a notification or certificate, in such form as the Committee shall determine, which shall set forth, among other things, the exercise price or prices of the Options (or the formula for determining such exercise price), the term of the Option and provisions regarding exercisability of the Options granted thereunder.

     Section 5.3. Transfer Restrictions. Options are not transferable other than by will or the laws of descent and distribution. During the lifetime of a Participant, the Options may be exercised only by the Participant.

     Section 5.4. Exercise of Options. Options acquired hereunder will vest and become exercisable on the sixth anniversary of the first day of the Deferral Period (unless earlier forfeited or terminated) and will remain exercisable for a period of twenty-four months, terminating on the last day of the second year. An Option shall not be exercisable unless payment in full is made for the shares being acquired thereunder at the time of exercise; such payment shall be made
(a) in United States dollars by cash or check, or (b) in lieu thereof, unless the Committee shall in its sole discretion determine otherwise, by tendering to the Company Stock owned by the person exercising the Option (or owned by the

The Advest Group, Inc. Equity Plan                              Page 8

person exercising the Option and his or her spouse, jointly) and acquired more than six months prior to such tender, and having a fair market value equal to the cash exercise price applicable to such Option, such fair market value to be determined in such reasonable manner as may be provided for from time to time by the Committee or as may be required in order to comply with or to conform to the requirements of any applicable or relevant laws or regulations, or (c) by a combination of United States dollars and Stock as aforesaid.

     Section 5.5. Termination of Employment. An Option shall not be exercisable unless the person exercising the Option has been, at all times during the period beginning with the date of purchase of the Option and ending on the date of such exercise, an Employee of the Company, except that:

        (a) Upon a Participant's death, Permanent Disability, Retirement with the written consent of the President or the Chief Executive Officer of the Company or the Affiliate by which such Participant is employed, voluntary termination of employment more than nine months after a Change of Control, or involuntary termination of employment (other than a termination for Cause), the Options shall immediately vest and shall be exercisable for a period of three months after the Participant's termination of employment by the Participant or the Participant's designated Beneficiary, as the case may be.

        (b) Upon a Participant's voluntary termination of employment (other than as set forth in subsection (a) of this Section 5.5), involuntary termination for Cause, retirement prior to attaining the age of fifty-five, or Retirement without the written consent of the President or the Chief Executive Officer of the Company or the Affiliate by which such Participant is employed, the Participant shall forfeit such Participant's unvested Options.

        (c) If a Participant shall have terminated employment for any reason after the acquisition of Units hereunder but prior to the issuance of the Option portion of such Units, any Option acquired as part of the Unit shall be forfeited as provided in subsection (b) of this Section 5.5.


                                   ARTICLE VI
                                    ELECTION

     Section 6.1. Election. A Participant as defined in Section 2.1 shall elect the Amount Deferred as defined in Section 3.1 for the Deferral Period on such forms as the Committee may prescribe according to Section 11.2(h). Such election shall be made prior to the commencement of the Deferral Period.

     Section 6.2. Change of Election. Following an election by a Participant made pursuant to Section 6.1 to have an Amount Deferred, such Participant at any time during the Deferral Period may choose to discontinue all (but not less than all) Amounts Deferred with respect to Compensation due to the Participant during subsequent calendar quarters of the Deferral Period. Such election shall be

The Advest Group, Inc. Equity Plan                              Page 9

made on such form as the Committee may prescribe and shall become effective as of the first day of the calendar quarter following receipt of such form by the Committee.


                                    ARTICLE VII
                    ADDITIONAL RESTRICTED STOCK AND OPTION GRANTS

     In addition to the Restricted Stock and Options granted as part of Units, the Chief Executive Officer of the Company, or any officer of the Company designated by the Chief Executive Officer, may grant restricted stock and/or options to newly hired or continuing employees of the Company or its subsidiaries as an incentive to such persons to accept employment with the Company or to remain in such employ. Such grants may be made on a discretionary basis, without any requirement of compensation deferral, and will be subject to the following terms.

     Section 7.1.  Restricted Stock.   Restricted Stock granted under this
Article VII ("Article VII Restricted Stock") shall be issued pursuant to restricted stock agreements containing such terms and conditions as the Chief Executive Officer (or designee), in his or her sole discretion, may determine. Subject to Article VIII, no more than 300,000 shares of Article VII Restricted Stock shall be granted; provided, however, that if Article VII Restricted Stock is forfeited, then the Article VII Restricted Stock shall again be available for grant; and provided further, that the Board may raise the limit of grants under this Section 7.1. Any restricted stock granted by the Company on or after August 23, 1996 pursuant to the discretionary authority granted by the Board of Directors on November 21, 1996 and November 20, 1997 shall be deemed granted pursuant to this Article VII, and shall be counted against the foregoing limits.

     Section 7.2. Options. Options granted under this Article VII ("Article VII Options") shall be issued under such terms and conditions as the Chief Executive Officer (or designee), in his or her sole discretion, subject to the following sentence, may determine. Any Article VII Option shall be subject to the terms and conditions of the 1993 Stock Option Plan, and such other terms and conditions, to the extent consistent with the 1993 Stock Option Plan, contained in the certificate or notification of option grant; provided, that all Article VII Options shall be nonqualified options and, upon exercise, the holders will receive shares of Stock from treasury. Subject to Article VIII, no more than 200,000 shares of Stock shall be subject to Article VII Options; provided, however, that if Article VII Options expire unexercised, then such Article VII Options shall again be available for grant; and provided further, that the Board may raise the limit of grants under this Section 7.1.


                                    ARTICLE VIII
                      ADJUSTMENTS UPON A CHANGE IN COMMON STOCK

     In the event of any change in the outstanding Stock of the Company by reason of any stock split, stock dividend, recapitalization, merger, consolidation, reorganization, combination or exchange of shares or other similar event if such change equitably requires an adjustment in the number or kind of shares that may be issued under the Plan, or in the number or kind of

The Advest Group, Inc. Equity Plan                              Page 10

shares subject to, or the option price per share under, any outstanding Option which has been purchased by any Participant, such adjustment shall be made by the Committee and shall be conclusive and binding for all purposes of the Plan. In no event shall the excess of the aggregate fair market value of the Stock subject to the Options immediately after any substitution, exchange or adjustment over the aggregate option price for such Stock be more than the excess of the aggregate fair market value of all of the Stock subject to the Option immediately before any such substitution, exchange or adjustment over the aggregate option price of such Stock nor shall the adjusted Option give the holder thereof any additional benefits he did not have under the old Option.

                                    ARTICLE IX
                                    WITHHOLDING

     In the event that the Company determines that it or an Affiliate is required by law to withhold taxes at any time, including, but not limited to, upon the exercise of an Option or upon the vesting of shares of Restricted Stock, the Company shall have the right to require a Participant to pay to the Company the amount of taxes that the Company or Affiliate is required to withhold or, in lieu thereof, (a) to retain, or sell without notice, a sufficient number of shares of Restricted Stock held by it for the Participant to cover the amount to be withheld, or (b) to withhold the amount of such taxes from any other sums due or to become due from the Company or an Affiliate to the Participant upon such terms and conditions as the Committee shall prescribe.


                                     ARTICLE X
                          AMENDMENT; TERMINATION; EXTENSION

     Section 10.1. Power to Amend. The Board of Directors may amend, modify, change, or revise the Plan by amendment at any time; provided, however, that (a) no amendment shall increase the duties or liabilities of the Board of Directors or the Committee without written consent of each member and (b) no amendment shall be made without the written consent of a Participant if the effect of such amendment would reduce the rights of a Participant with respect to Units, Restricted Stock, Options, Article VII Restricted Stock or Article VII Options acquired prior to the date of the amendment.

     Section 10.2. Plan Termination. The continuation of the Plan is not assumed as a contractual obligation of the Company and the right is reserved by the Company at any time to discontinue the Plan. The Plan may be terminated by the Board of Directors at any time, when in its judgment, business, financial or other good causes make such termination necessary or appropriate; such termination to become effective upon the delivery of notice by the Board of Directors or the Committee to the Participants.

     Section 10.3. Plan Extension. The Board of Directors may elect to continue the provisions of this Plan respecting purchase of Units for additional years after calendar 1999, in which case the Plan shall apply to the successive Deferral Periods after calendar 1999 in the same manner as to the calendar 1999 Deferral Period. The provisions of Article VII will continue notwithstanding

The Advest Group, Inc. Equity Plan                              Page 11

any continuation of provisions of this Plan respecting purchase of Units through May 31, 2009.


                                   ARTICLE XI
                           ADMINISTRATION OF THE PLAN

     Section 11.1. Authority and Responsibility of the Committee. The Board of Directors shall appoint the members of a Committee, which members shall hold office at the pleasure of the Board of Directors. Said Committee shall consist of not less than three nor more than eight members, any one or more of whom may, but need not, be an officer of the Company. If there is at any time a vacancy on the Committee for any reason, the Board of Directors shall fill such vacancy, but the Committee may act notwithstanding the existence of vacancies as long as there shall continue to be at least two members of the Committee. The Committee shall select a Chairman from among its members. The Committee shall have overall responsibility for the administration and operation of the Plan. The Committee will have all powers as may be necessary to discharge its duties hereunder.

     Section 11.2. Committee Duties. The Committee, on behalf of the Participants and all other Beneficiaries of the Plan, will administer and operate the Plan in accordance with the terms of the Plan and will have all powers necessary to accomplish that purpose, including, but not limited to, the following:

        (a) To issue rules and regulations necessary for the proper conduct and administration of the Plan and to change, alter, or amend such rules and regulations;

        (b)  To construe the Plan;

        (c) To determine all questions arising in the administration of the Plan, including those relating to the eligibility of persons to become Participants in accordance with Articles II or VII and the rights of Participants and their Beneficiaries, and its decisions thereon shall be final and binding upon all persons hereunder;

        (d) To oversee the retention of records relating to Participants and other matters applicable to the Plan;

        (e) To make available to Participants and Beneficiaries upon request, for examination during business hours, such records as pertain exclusively to the examining Participant (or Beneficiary);

        (f) To prescribe procedures to be followed by Participants and Beneficiaries in making claims hereunder;

        (g) To make available for inspection and to provide upon request at such charge as may be permitted and determined by the Company, such documents and instruments, if any, as the Committee deems appropriate;

The Advest Group, Inc. Equity Plan                              Page 12

        (h)  To prescribe and adopt the use of necessary forms;

        (i) To appoint such agents and other specialists to aid it in the administration of the Plan as it deems necessary; and

        (j) To make periodic reports on the operation and administration of the Plan to the Board of Directors as may be required in any articles of incorporation, charter, or by-laws pertaining to the Company.

     Section 11.3. Records. The regularly kept records of the Committee and the Company shall be conclusive evidence as to all matters contained therein applicable to this Plan.

     Section 11.4. Committee Decisions Final. The decisions of the Committee concerning matters within its jurisdiction shall be final, binding, and conclusive upon the Company and its Affiliates, the Participants, Beneficiaries and any other person or party interested or concerned.

     Section 11.5. Committee as Agent. The Committee shall act as agent for the Company in the administration of the Plan.

     Section 11.6. Plan Expenses. All clerical, legal and other expenses of the Plan shall be paid by the Company.

     Section 11.7.  Allocations and Delegations of Responsibility.

        (a) Delegations. The Committee shall have the authority to delegate, from time to time, all or any part of its responsibilities under the Plan to such person or persons as it may deem advisable and in the same manner to revoke any such delegation of responsibility. Any action of the delegate in the exercise of such delegated responsibilities shall have the same force and effect for all purposes herein as if such action had been taken by the Committee. The Board of Directors or the Committee shall not be liable for any act or omission of any such delegate. The delegate shall report periodically to the Committee concerning the discharge of the delegated responsibilities.

        (b) Allocations. The Committee shall have the authority to allocate, from time to time, all or any part of its responsibilities under the Plan to one or more of its members as it may deem advisable, and in the same manner to revoke such allocation of responsibilities. Any action of the member to whom responsibilities are allocated in the exercise of such allocated responsibilities shall have the same force and effect for all purposes hereunder as if such action had been taken by the Committee. The Board of Directors or the Committee shall not be liable for any acts or omissions of such member. The member to whom responsibilities have been allocated shall report periodically to the Committee concerning the

The Advest Group, Inc. Equity Plan                              Page 13

      discharge of the allocated responsibilities.

        (c) Limit on Liability. Duties and responsibilities which are carried out in good faith by the Committee hereunder or which have been allocated or delegated pursuant to the terms of the Plan or subsections (a) or (b) of this Section 11.7 shall not create any liability of the Company, Board of Directors, or Committee, or any member thereof.


                                  ARTICLE XII
                             MISCELLANEOUS PROVISIONS

     Section 12.1. Merger. Any successor corporation to the Company, by merger, consolidation, purchase or otherwise, shall be substituted hereunder for the Company. This Plan shall be binding on all successors to and assigns of the Company; provided that such successors or assigns may terminate the Plan in accordance with the provisions hereof.

     Section 12.2. Securities Laws. The Committee may require each person purchasing shares pursuant to an Option or shares of Restricted Stock to represent and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof. The certificates for such shares may include any legend which the Committee deems appropriate to reflect any restriction on transfer. Furthermore, all certificates for shares of Stock delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Stock is then listed, and any applicable Federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

     Section 12.3. Indemnification. The Company shall indemnify and hold harmless to the extent legally permitted each member of the Board of Directors, the Committee and each officer and Employee of the Company to whom are delegated duties, responsibilities, and authority with respect to the Plan against all claims, liabilities, fines and penalties, and all expenses reasonably incurred by or imposed upon such delegate or agent (including but not limited to reasonable attorney fees) which arise as a result of actions or failure to act in connection with the operation and administration of the Plan.

     Section 12.4. Contract of Employment. Nothing contained herein shall be construed to constitute a contract of employment between the Company or an Affiliate and any Employee or Participant. Nothing contained herein will confer upon any Participant the right to be retained in the service of the Company or an Affiliate or limit the right of the Company or an Affiliate to discharge or otherwise deal with any Participant without regard to the existence of the Plan.

     Section 12.5 Disclosure. Each Participant shall receive a copy of the summary of the Plan and the Committee will make available for inspection by any Participant or Beneficiary a copy of the Plan and any written procedures used by

The Advest Group, Inc. Equity Plan                              Page 14

the Committee in administering the Plan.

     Section 12.6. Headings. The headings of Articles and Sections are included solely for convenience of reference, and if there is any conflict between such headings and the text of the Plan, the text shall control.

     Section 12.7. Invalidity of Certain Provisions. If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions, to the extent invalid or unenforceable, had not been included.

     Section 12.8. Law Governing. The Plan shall be construed and enforced according to the laws of the State of Connecticut (other than its laws respecting choice of law).

     Section 12.9. Limitation on Liability. Neither the Company nor any agent or representative of the Company who is an employee, officer, or director of the Company in any manner guarantees the payments to be made under the Plan against loss or depreciation, and to the extent not prohibited by federal law, none of them shall be liable (except for his own gross negligence or willful misconduct), for any act or failure to act, done or omitted in good faith, with respect to the Plan. The Company shall not be responsible for any act or failure to act of any agent appointed to administer the Plan.

     Section 12.10. Gender. Except when otherwise indicated by the context, any masculine terminology herein shall also include the feminine, and the definition of any term herein in the singular shall also include the plural.


                                    THE ADVEST GROUP, INC.



                                    By:_________________________
                                       Grant W. Kurtz
                                       Chief Executive Officer

ATTEST:



_______________________________